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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VEECO INSTRUMENTS INC.
100 Sunnyside Boulevard
Woodbury, NY 11797

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 9, 2003

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Veeco Instruments Inc. ("Veeco") will be held at 9:30 a.m. (New York City time) on May 9, 2003, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York for the purpose of considering and acting upon the following matters as set forth in the accompanying Proxy Statement:

  1.
  Election of three directors;

  2.
  Approval of an amendment to the Veeco Instruments Inc. First Amended and Restated Employee Stock Purchase Plan;

  3.
  Approval of an amendment to the Veeco Instruments Inc. 2000 Stock Option Plan;

  4.
  Approval of a one-time exchange of certain outstanding stock options for a lesser number of new stock options to be granted at least six months and one day from the cancellation of the surrendered options;

  5.
  Ratification of the appointment of Ernst & Young LLP as auditors for Veeco for the fiscal year ending December 31, 2003; and

  6.
  The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

        Stockholders who owned shares of our stock at the close of business on March 11, 2003 are entitled to attend and vote at the Meeting. A certified list of these stockholders will be available for examination, during business hours, by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting at the offices of Veeco, 100 Sunnyside Boulevard, Woodbury, New York 11797.

                      By order of the Board of Directors,

                      John F. Rein, Jr.
                      Executive Vice President, Chief Financial Officer
                      and Secretary

April 9, 2003

        WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED AND ADDRESSED ENVELOPE ENCLOSED. YOU CAN HELP VEECO AVOID UNNECESSARY EXPENSE BY PROMPTLY RETURNING THE ENCLOSED PROXY CARD. THE BUSINESS OF THE MEETING TO BE ACTED UPON BY THE STOCKHOLDERS CANNOT BE TRANSACTED UNLESS AT LEAST 50% OF THE OUTSTANDING SHARES OF VEECO'S COMMON STOCK ARE REPRESENTED AT THE MEETING.

VEECO INSTRUMENTS INC.
100 Sunnyside Boulevard
Woodbury, NY 11797

PROXY STATEMENT

        This Proxy Statement is being furnished to the stockholders (the "Stockholders") of Veeco Instruments Inc., a Delaware corporation ("Veeco" or the "Company"), in connection with the Annual Meeting of Stockholders of Veeco to be held at 9:30 a.m. (New York City time) on May 9, 2003, at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York (the "Meeting"). Accompanying this proxy statement ("Proxy Statement") is a notice of such Meeting and a form of proxy solicited by Veeco's Board of Directors. Audited financial statements of Veeco for the fiscal year ended December 31, 2002 are contained in Veeco's Annual Report on Form 10-K which has been mailed with this Proxy Statement. These materials are being mailed to Stockholders on or about April 9, 2003.

        Proxies in the accompanying form which are properly executed and duly returned to Veeco and not revoked prior to the voting at the Meeting will be voted as specified. If no contrary specification is made and if such proxy is not designated as broker non-votes, the shares of Veeco's common stock, $0.01 par value per share ("Shares" or "Common Stock"), represented by the enclosed proxy will be voted:

Proposal 1	FOR the election of the nominees for director;
Proposal 2	FOR the approval of the amendment to the Veeco Instruments Inc. First Amended and Restated Employee Stock Purchase Plan (the "ESP Plan");
Proposal 3	FOR the approval of the amendment to the Veeco Instruments Inc. 2000 Stock Option Plan (the "2000 Plan");
Proposal 4	FOR the approval of the one-time exchange of certain outstanding stock options for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options; and
Proposal 5	FOR the ratification of the appointment of Ernst & Young LLP as auditors.

        In addition, the Shares represented by the enclosed proxy will be voted by the persons named therein, in such persons' discretion, with respect to any other business which may properly come before the Meeting or any adjournments or postponements thereof.

        Any Stockholder who provides a proxy has the power to revoke it at any time prior to the voting by filing with the Secretary of Veeco written notice of revocation, by providing a duly executed proxy bearing a later date or by voting in person at the Meeting.

        The Board of Directors has fixed the close of business on March 11, 2003 (the "Record Date"), as the record date for the determination of the Stockholders who are entitled to receive notice of and to vote at the Meeting. The holders of at least 50% of the issued and outstanding shares of Common Stock must be present in person, or represented by proxy, to constitute a quorum for the transaction of business at the Meeting. Section 1.6 of Veeco's Bylaws provides that corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of the stockholders at which a quorum is present. Directors shall be elected by a plurality of the votes cast at the Meeting (Proposal 1). An affirmative vote by the holders of a majority of the votes cast at the Meeting is required for approval of each of Proposals 2, 3, 4 and 5.

        On the Record Date, there were 29,225,051 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote with respect to each of the matters to be voted upon at the Meeting. In accordance with the laws of the State of Delaware, shares represented by proxies marked as abstentions or designated as broker non-votes will be counted for purposes of determining a quorum.

SECURITY OWNERSHIP

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 11, 2003 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of Veeco, (iii) the Chief Executive Officer, each of the next four most highly compensated executive officers of Veeco and one additional officer of Veeco who was an executive officer during 2002 but who was not an executive officer at the end of such year (the "Named Officers") and (iv) all executive officers and directors of Veeco as a group. Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Common Stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned(1)
	Shares	Options/ Warrants	Total	Percentage of Total Shares Outstanding(1)
5% or Greater Stockholders:
Capital Group International, Inc.(2)	4,095,760	—	4,095,760	14.0%
Chorus L.P./Paul E. Colombo(3)	3,646,969	161,429	3,808,398	13.0%
State Street Research and Management Company(4)	2,810,600	—	2,810,600	9.6%
Pioneer Global Asset Management S.p.A.(5)	2,958,583	—	2,958,583	9.5%
Directors:
Edward H. Braun(6)	65,019	463,999	529,018	1.8%
Richard A. D'Amore	43,701	51,999	95,700	*
Joel A. Elftmann(7)	5,333	48,666	53,999	*
Heinz K. Fridrich	—	35,000	35,000	*
Douglas A. Kingsley	—	21,860	21,860	*
Paul R. Low	—	45,333	45,333	*
Roger McDaniel	—	21,000	21,000	*
Irwin H. Pfister	—	35,000	35,000	*
Walter J. Scherr	780	14,000	14,780	*
Named Executive Officers:
Don R. Kania, Ph.D.	438	71,672	72,110	*
Emmanuel N. Lakios	959	70,001	70,960	*
John P. Kiernan	294	42,333	42,627	*
John F. Rein, Jr.	3,372	139,499	142,871	*
Robert J. Valentine	663	34,258	34,921	*
All Directors and Executive Officers as a Group (14 persons)	120,559	1,094,620	1,215,179	4.0%

*
Less than 1%.

(1)
A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of warrants and/or stock options. Each person's percentage ownership is determined by assuming that warrants and stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)
Share ownership information is based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2003. The address of this holder is Capital Group International, Inc., 11100 Santa Monica Boulevard, Los Angeles, CA 90025.

(3)
Chorus L.P. is a limited partnership controlled by Mr. Paul Colombo, founder and a former stockholder of Applied Epi, Inc. The address of this holder is 4900 Constellation Drive, St. Paul, MN 55127.

(4)
Share ownership information is based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003. The address of this holder is State Street Research and Management Company, One Financial Center, Boston, Massachusetts 02111.

(5)
Shares beneficially owned includes 1,847,196 shares issuable upon the conversion of the Company's 4 1/8% convertible subordinated notes due 2008. Share ownership information is based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2003. The address of this holder is Pioneer Global Asset Management S.p.A., 60 State Street, Boston, Massachusetts 02109.

(6)
Mr. Braun is also Chairman and Chief Executive Officer of the Company.

(7)
Includes 2,000 shares of Common Stock held by the Elftmann Family Limited Partnership, of which Mr. Elftmann is the general partner.

PROPOSAL 1
ELECTION OF DIRECTORS

        Veeco's Certificate of Incorporation provides for a Board of Directors elected by Stockholders which is divided into three classes of Directors serving staggered terms. Currently, the Board of Directors is comprised of nine members, consisting of three Class I Directors, three Class II Directors and three Class III Directors. Each of the three Class III Directors is up for re-election this year.

        Based on the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following Directors for re-election, each of whom is currently a Class III Director:

Name	Nominated for Re-Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Edward H. Braun	Class III	2006
Richard A. D'Amore	Class III	2006
Douglas A. Kingsley	Class III	2006

        The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:
Heinz K. Fridrich	Class I	2004
Roger D. McDaniel	Class I	2004
Irwin H. Pfister	Class I	2004
Joel A. Elftmann	Class II	2005
Paul R. Low	Class II	2005
Walter J. Scherr	Class II	2005

        Management does not contemplate that any of the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons as the remaining members of the Board of Directors may recommend.

        Directors are elected by a plurality of the votes cast at the Meeting. Unless authority to vote is specifically withheld by appropriate designation on the face of the proxy or a broker or nominee has indicated on the face of the proxy its lack of discretionary authority to vote, the persons named in the accompanying proxy intend to vote the shares represented thereby for the persons whose names are set forth above as Directors of Veeco. Accordingly, only proxies marked "FOR" the nominees or unmarked (other than broker non-votes) will be counted as "votes" in determining the election of Directors.

The Board of Directors recommends a vote FOR approval of the Director nominees named above.

        The Directors of Veeco, and their ages and committee memberships as of March 11, 2003, are:

Name	Age	Board Committees	Director Since
Edward H. Braun	63	None	1990
Richard A. D'Amore	49	Compensation	1990
Joel A. Elftmann	63	Audit	1994
Heinz K. Fridrich	70	Audit	1998
Douglas A. Kinglsey	40	Audit, Nominating and Governance (Chairman)	2000
Paul R. Low	70	Compensation, Nominating and Governance	1994
Roger D. McDaniel	64	Compensation (Chairman), Nominating and Governance	1998
Irwin H. Pfister	58	Audit (Chairman)	1998
Walter J. Scherr	78	None	1990

        Edward H. Braun has been Chairman and Chief Executive Officer of Veeco since January 1990, was President of Veeco from October 2000 to March 2003 and from January 1990 to May 2000. Prior to 1990, Mr. Braun served as Executive Vice President and Chief Operating Officer of Veeco's predecessor. Mr. Braun joined the predecessor in 1966 and held numerous positions with the predecessor, including Director of Marketing, Director of Operations, and General Manager. Mr. Braun is a member of the boards of Semiconductor Equipment and Materials International, a trade association for suppliers to the semiconductor industry ("SEMI"), of which he was Chairman of the Board in 1993, International Disk Drive Equipment and Materials Association (IDEMA), and Cymer, Inc., a supplier of excimer laser light sources, as used in deep ultra-violet photolithography systems.

        Richard A. D'Amore has been a General Partner of North Bridge Venture Partners since 1992. In addition to Veeco, Mr. D'Amore is a director of Solectron Corporation and Centra Software.

        Joel A. Elftmann is currently the President and Chairman of Custom Fab Solutions, a supplier to semiconductor capital equipment manufacturers. Mr. Elftmann was a co-founder of FSI International Inc. and served as its Chairman and Chief Executive Officer from May 1991 through December 1999, and thereafter served as its Chairman until January 2002. Mr. Elftman was a co-founder of Metron Technology, N.V. ("Metron"), a distributor of semiconductor capital equipment, and serves as Chairman of the Supervisory Board of Metron. He is also a Director Emeritus of SEMI.

        Heinz K. Fridrich is an industry professor in the Department of Industrial and Systems Engineering of the University of Florida. He joined the University of Florida in 1999 after 43 years with IBM, including serving as Vice President and General Manager of IBM's largest development and manufacturing site for semiconductors and electronic packaging, and most recently as IBM Vice President responsible for worldwide manufacturing and quality. He is also a director of CH Energy Group, Inc. and Solectron Corporation.

        Douglas A. Kingsley is a Senior Vice President of Advent International Corporation, a venture capital firm, where he has been employed since 1990. From 1985 through 1988, Mr. Kingsley was a sales engineer for Teradyne, Inc., a manufacturer of automatic test equipment for the electronics industry. He is also a director of LeCroy Corporation and a member of the Board of Overseers of the Boston Symphony Orchestra.

        Paul R. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting firm, since founding the firm in 1992. Previously, Dr. Low was Vice President-General Manager, Technology Products for IBM from 1989 through 1992 and a member of IBM's Management Board from 1990 to 1992. Dr. Low is also a director of Applied Materials, Inc. and Solectron Corporation.

        Roger D. McDaniel, currently retired, was President and Chief Executive Officer of IPEC, Inc., which manufactured chemical-mechanical planarization (CMP) equipment for the semiconductor industry, from 1997 to April 1999. Through August 1996, Mr. McDaniel was Chief Executive Officer of MEMC Electronic Materials, Inc., a producer of silicon wafers. Mr. McDaniel is an Ex-Officio Director and past Chairman of SEMI and a director of Entegris, Inc.

        Irwin H. Pfister is Executive Vice President of Schlumberger Ltd. and was formerly Chief Executive Officer of SchlumbergerSema, a leading information technology services provider. Mr. Pfister joined Schlumberger in May 1986 and has held several management positions, including Executive Vice President of Schlumberger Test and Transactions. From January 1990 to June 1997, Mr. Pfister was President of the Semiconductor Solutions Group. Mr. Pfister was formerly Chairman of the Board of SEMI.

        Walter J. Scherr has been employed by Veeco as a consultant since December 1995. From December 1993 through December 1995, he was Executive Vice President of Veeco. From January 1990 through December 1993, he was the Chief Financial Officer of Veeco. Mr. Scherr joined Veeco's predecessor in 1986 as General Manager of its UPA Technology Division. Prior thereto, Mr. Scherr was the principal and founder of Visual Sciences, Inc./Panafax (the first publicly traded facsimile company). Prior to that, he held a variety of other financial and operating management positions with Litton Industries and Sperry Gyroscope Co.

Board Meetings and Committees

        During 2002, Veeco's Board of Directors held nine meetings. All of the current Directors attended at least 75% of the meetings of the Board of Directors and of Board committees of which they were members during 2002. The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

        The Audit Committee reviews the scope and results of the audit and other services provided by Veeco's independent auditors. The Board has adopted an Audit Committee Charter, a copy of which was attached as an appendix to the Company's Proxy Statement relating to the Company's Annual Meeting of Stockholders held during 2001. The Audit Committee currently consists of Messrs. Elftmann, Fridrich, Kingsley and Pfister. The Board has determined that all members of the Audit Committee are "independent directors" as that term is currently defined by The Nasdaq Stock Market, Inc. During 2002, the Audit Committee met seven times.

        The Compensation Committee sets the compensation levels of senior management and administers Veeco's stock option plans and employee stock purchase plan. All members of the Compensation Committee are (x) "Non-Employee Directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (y) "outside directors" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and any applicable regulations. The Compensation Committee currently consists of Messrs. D'Amore, Low and McDaniel. During 2002, the Compensation Committee met six times.

        The Company's Nominating Committee was recently renamed as the Nominating and Governance Committee to reflect its new role in addressing Board organizational issues and developing and reviewing corporate governance principles applicable to Veeco. In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board of Directors with respect thereto. The committee will consider nominees recommended by Stockholders. No formal procedures are required to be followed by Stockholders in submitting such recommendations. The Nominating and Governance Committee currently consists of Messrs. Kingsley, Low and McDaniel. The Nominating and Governance Committee did not meet in 2002 but has held one meeting to date in 2003.

Director Compensation

        Directors, other than Mr. Braun, receive a fee of $2,000 for each board meeting held in person, $1,000 for each board meeting held by conference call and $1,000 for each committee meeting. In addition, Mr. Fridrich received $6,000 in 2002 for due diligence services provided during the second quarter of 2002 in connection with the Company's proposed merger with FEI Company. Pursuant to the 2000 Plan, each non-employee Director who meets the eligibility criteria for such plan receives an annual grant of 7,000 options with an exercise price equal to the fair market value of a share of Common Stock on the date of grant. In 2002, Messrs. D'Amore, Elftmann, Fridrich, Kingsley, Low, McDaniel and Pfister each received a grant of 7,000 options at an exercise price of $29.69. Mr. Braun, Chairman and Chief Executive Officer of Veeco, receives no compensation for his service as a Director.

        Veeco is party to an agreement with Walter J. Scherr, a Director of Veeco, pursuant to which he is employed as a consultant to Veeco with respect to acquisitions and new business opportunities, as well as certain other matters. Mr. Scherr received $100,000 for his services in such advisory capacity as well as $18,000 in directors fees with respect to 2002. On June 25, 2002, Mr. Scherr also received options to purchase 10,000 shares of Common Stock at an exercise price of $21.68 per share pursuant to the 2000 Plan.

MANAGEMENT

        The Executive Officers of Veeco, and their ages, as of March 11, 2003, are as follows:

Name	Age	Position
Edward H. Braun	63	Chairman of the Board and Chief Executive Officer
John K. Bulman	56	Executive Vice President, Worldwide Sales and Foreign Operations
Don R. Kania, Ph.D.	48	President
John P. Kiernan	40	Vice President, Finance and Corporate Controller
John F. Rein, Jr.	56	Executive Vice President, Chief Financial Officer and Secretary

        Edward H. Braun has been a Director, Chairman and Chief Executive Officer of Veeco since January 1990, was President of Veeco from October 2000 to March 2003 and from January 1990 to May 2000. Prior to 1990, Mr. Braun served as Executive Vice President and Chief Operating Officer of Veeco's predecessor. Mr. Braun joined the predecessor in 1966 and held numerous positions with the predecessor, including Director of Marketing, Director of Operations, and General Manager. Mr. Braun is a member of the boards of SEMI, of which he was Chairman of the Board in 1993, International Disk Drive Equipment and Materials Association (IDEMA), and Cymer, Inc., a supplier of excimer laser light sources, as used in deep ultra-violet photolithography systems.

        John K. Bulman has been Executive Vice President, Worldwide Sales and Foreign Operations since July 2002 and was Senior Vice President, North American Sales from September 2000 to July 2002. From November 1999 to September 2000 he was Vice President, North American Sales. From June 1996 to November 1999, Mr. Bulman was self-employed in a family business. From March 1995 to June 1996, Mr. Bulman was Vice President of Sales and Service at Gasonics International. From September 1989 to March 1995, Mr. Bulman was Vice President of Sales and Service at Genrad, Inc. Mr. Bulman's other experience includes sales management positions at Schlumberger ATE (Division of Schlumberger Ltd.) and Hewlett Packard Company.

        Don R. Kania, Ph.D. has been President of Veeco since March 2003. Before that, he was President of Veeco's Metrology Group from June 2000 to March 2003 and Vice President, General Manager of the California Metrology Group from May 1999 to June 2000. Prior thereto, he was Chief Technology Officer of Veeco since January 1998. Starting in 1993, Dr. Kania was a senior manager at Lawrence Livermore Laboratory where he directed the Advanced Microtechnology Program in the development of advanced sensors for data storage, extreme ultraviolet lithography for semiconductor manufacturing and several other leading-edge technologies. From 1991 to 1993, Dr. Kania was Research Director at Crystallume, a thin film diamond company. Dr. Kania's other experience includes nine years of research experience at the Department of Energy's Los Alamos and Livermore Laboratories.

        John P. Kiernan has been Vice President, Finance and Corporate Controller of Veeco since April 2001. Prior thereto, he was Vice President and Corporate Controller of Veeco from November 1998 to March 2001 and Corporate Controller from February 1995 to November 1998. Prior to joining Veeco, Mr. Kiernan was an Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

        John F. Rein, Jr. has been Executive Vice President, Chief Financial Officer and Secretary of Veeco since April 2000 and was Treasurer of Veeco from April 2000 to October 2002. Prior thereto, he was Vice President-Finance and Chief Financial Officer of Veeco since December 1993, and became Treasurer and Secretary of Veeco in October 1994. Prior to joining Veeco, Mr. Rein served for eight years as Vice President-Finance for Axsys Technologies, Inc. From 1979 to 1986, Mr. Rein was Treasurer of Industrial General Corporation. Prior to that, he was on the audit staff of Ernst & Young LLP.

COMPENSATION

        The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer of Veeco, each of the next four most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco and one additional officer of Veeco who was an executive officer during 2002 but who was not serving as an executive officer at the end of such year (the "Named Officers"):

Summary Compensation Table

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus(2)		Other Annual Compensation(3)		Shares Underlying Options	All Other Compensation(4)
Edward H. Braun Chairman and Chief Executive Officer	2002 2001 2000	$555,000 565,000 455,000	$	— 360,000 200,000	— — —		200,000 200,000 200,000	$3,924 5,936 5,103
Don R. Kania, Ph.D President	2002 2001 2000	277,500 291,923 298,351		187,500 100,000 85,000	125,424 135,622 —	(5) (6)	70,000 50,000 40,000	1,639 3,637 2,571
John P. Kiernan Vice President, Finance and Corporate Controller	2002 2001 2000	192,000 191,923 165,000		— 60,000 35,000	— — —		25,000 20,000 20,000	1,119 3,182 2,172
Emmanuel N. Lakios President, New York Process Equipment(7)	2002 2001 2000	263,200 269,231 231,231		— 150,000 190,000	— — —		70,000 50,000 40,000	1,389 3,344 2,311
John F. Rein, Jr. Executive Vice President, Chief Financial Officer and Secretary	2002 2001 2000	284,900 299,116 261,250		— 120,000 60,000	— — —		70,000 50,000 50,000	2,685 4,875 2,949
Robert J. Valentine, Jr. Vice President, Operations(8)	2002 2001 2000	279,554 262,692 33,077		— 100,000 95,000	— 115,809 13,185	(9) (10)	70,000 52,778 25,000	2,432 4,180 65

(1)
Amounts for 2002 reflect a salary reduction ranging from 5% to 15% which was in effect for senior management for six months during 2002.

(2)
Bonuses listed for a particular year represent bonuses paid with respect to such year even though all or part of such bonuses may have been paid during the first quarter of the subsequent year. With respect to Mr. Lakios, also includes a $20,000 bonus paid in the second quarter of 2001 with respect to 2000.

(3)
In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for such fiscal year.

(4)
Reflects payments by Veeco of premiums for group term life insurance and supplemental long-term disability insurance and matching contributions by Veeco to Veeco's 401(k) Plan, as applicable.

(5)
Includes an $8,400 car allowance and a $117,024 housing/relocation allowance paid to Dr. Kania in 2002.

(6)
Includes an $8,400 car allowance and a $127,222 housing/relocation allowance paid to Dr. Kania in 2001.

(7)
Mr. Lakios was an executive officer of Veeco during 2002 but was not serving as an executive officer at the end of such year.

(8)
Mr. Valentine joined Veeco in October 2000.

(9)
Includes an $8,400 car allowance and a $107,409 relocation allowance paid to Mr. Valentine in 2001.

(10)
Includes a $1,400 car allowance and a $11,785 relocation allowance paid to Mr. Valentine in 2000.

        The following table sets forth certain information concerning individual grants of stock options made during 2002 to the Named Officers. Also reported are potential realizable values of each such stock option at assumed annual rates of stock price appreciation for the term of the option representing the product of (a) the difference between: (i) the product of the closing price per share of Common Stock as reported by the Nasdaq National Market ("NASDAQ") on the date of the grant ($30.61 on May 13, 2002 and $22.03 on June 25, 2002) and the sum of one plus the adjusted stock price appreciation rate (5% and 10%) compounded annually over the term of the option (7 years) and (ii) the exercise price of the option; and (b) the number of shares of Common Stock underlying the option grant at December 31, 2002.

Option Grants in Last Fiscal Year
Individual Grants

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year(2)
Name			Exercise Price Per Share ($)(3)	Expiration Date(4)
					5%	10%
Edward H. Braun	200,000	12.5%	$21.68	6/24/2009	$1,765,187	$4,113,637
Don R. Kania, Ph.D.	70,000	4.4%	21.68	6/24/2009	617,816	1,439,773
John P. Kiernan	25,000	1.6%	21.68	6/24/2009	220,648	514,205
Emmanuel N. Lakios	70,000	4.4%	21.68	6/24/2009	617,816	1,439,773
John F. Rein, Jr.	70,000	4.4%	21.68	6/24/2009	617,816	1,439,773
Robert J. Valentine, Jr.	30,000	1.9%	28.74	5/12/2009	351,002	817,984
Robert J. Valentine, Jr.	40,000	2.5%	21.68	6/24/2009	353,037	822,727

(1)
Represents options granted pursuant to the 2000 Plan made on June 25, 2002 with the exception of the grant of 30,000 options to Mr. Valentine, which was made on May 13, 2002. One third of the options become exercisable on each of the first three anniversaries of the grant date.

(2)
Reflects percentage of options granted by the Company to its employees in 2002.

(3)
Represents the closing price per share of Common Stock as reported by NASDAQ on the trading day immediately preceding the date of grant.

(4)
Options may terminate at an earlier date upon the occurrence of certain events.

        The following table sets forth certain information concerning the number of shares of Common Stock acquired upon the exercise of options by the Named Officers during 2002 and the value realized upon such exercises determined by calculating the positive spread between the exercise price of the options exercised and the closing price of the Common Stock on the date of exercise. Also reported are the number of options to purchase Common Stock held by the Named Officers as of December 31, 2002 and values for "in-the-money" options that represent the excess, if any, of the closing price of the Common Stock on December 31, 2002 as reported by NASDAQ ($11.56), over the exercise price of the outstanding options ($14.50 to $63.4375).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
Edward H. Braun	—	—	463,999	400,001	$—	$—
Don R. Kania, Ph.D.	—	—	71,672	116,668	—	—
John P. Kiernan	—	—	42,333	45,001	—	—
Emmanuel N. Lakios	—	—	70,001	116,668	—	—
John F. Rein, Jr.	—	—	139,499	120,001	—	—
Robert J. Valentine, Jr.	—	—	34,258	113,520	—	—

Equity Compensation Plan Information

        The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company's equity compensation plans as of December 31, 2002.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(A)	4,895,663	(B)	$31.59	909,435
Equity compensation plans not approved by security holders(C)	916,995	(D)	$26.74	139,686
Total	5,812,658		$30.83	1,049,121

(A)
Represents shares of the Company's Common Stock issuable pursuant to the following plans, descriptions of which are included below:

    Veeco Instruments Inc. 1992 Employees' Stock Option Plan, as amended,
    Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, as amended,
    Veeco Instruments Inc. 2000 Stock Option Plan, as amended,
    Commonwealth Scientific Corporation 1984 Stock Option Plan,
    CVC Holdings, Inc. (1996) Stock Option Plan,
    CVC, Inc. 1997 Stock Option Plan, and
    CVC, Inc. 1999 Non-employee Directors' Stock Option Plan.

(B)
Includes 82,867 stock options assumed in connection with the acquisition of CVC, Inc. on May 10, 2000, which merger was approved by stockholders.

(C)
Represents shares of the Company's Common Stock issuable pursuant to the following plans, descriptions of which are included below:

    Veeco Instruments Inc. 2000 Stock Option Plan for Non-officer Employees, as amended,
    Applied Epi, Inc. 1993 Stock Option Plan,
    Applied Epi, Inc. 2000 Stock Plan, and
    Applied Epi, Inc. Non-Qualified Stock Options.

(D)
Includes 387,514 stock options assumed in connection with the acquisition of Applied Epi, Inc. on September 17, 2001.

Plans Approved by Securityholders

        The Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan (as amended, the "1992 Plan") provides for the grant to officers and key employees of options to purchase shares of Common Stock of the Company. Stock options granted pursuant to the 1992 Plan become exercisable over a three-year period following the grant date and expire after ten years.

        The Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, (as amended, the "Directors' Option Plan"), provides for automatic annual grants of stock options to each member of the Board of Directors of the Company who is not an employee of the Company. Such options are exercisable immediately and expire after ten years. Both the 1992 Plan and the Directors' Option Plan have been replaced by the 2000 Plan (described below) and thus there are no options available for future grant as of December 31, 2002 under either the 1992 Plan or the Directors' Option Plan.

        The Veeco Instruments Inc. 2000 Stock Option Plan (as amended, the "2000 Plan") was approved by the Board of Directors and shareholders in May 2000. The 2000 Plan provides for the grant to officers and key employees of up to 4,400,000 options (909,435 options available for future grants as of December 31, 2002) to purchase shares of Common Stock of the Company. Stock options granted pursuant to the 2000 Plan become exercisable over a three-year period following the grant date and expire after seven years. In addition, the 2000 Plan provides for automatic annual grants of stock options to each member of the Board of Directors of the Company who is not an employee of the Company.

        In connection with the Company's acquisition of CVC, Inc. ("CVC") in May 2000, the Company assumed certain stock option plans and agreements related to CVC and Commonwealth Scientific Corporation, a subsidiary of CVC. These plans do not have options available for future grants, generally vest over a three-to-five year period and expire after five to ten years from the date of grant. As of December 31, 2002, there were 82,867 options outstanding under the various CVC and Commonwealth Scientific Corporation plans.

Plans Not Approved by Securityholders

        The Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (as amended, the "Non-Officer Plan") was approved by the Board of Directors in October 2000. The Non-Officer Plan provides for the grant to non-officer employees of up to 670,000 options (139,686 options available for future grants as of December 31, 2002) to purchase shares of Common Stock of the Company. Stock options granted pursuant to the Non-Officer Plan become exercisable over a three-year period following the grant date and expire after seven years.

        In September 2001, the Company assumed certain stock option plans and agreements, in connection with the acquisition of Applied Epi, Inc. ("Applied Epi"). These stock option plans do not have options available for future grants, expire after ten years from the date of grant and options under two of the plans vest over three years and options under one of the plans call for immediate vesting. As of December 31, 2002, there are 387,514 options outstanding under the various Applied Epi plans.

Certain Relationships and Related Transactions

        In April 2000, the Company entered into employment agreements with each of Messrs. Braun and Rein which provide for severance payments and certain other benefits in the event that such person's employment with the Company is terminated by the Company without "cause" or by the executive for "good reason," each as defined in the respective employment agreement. In April 2003, the Board of Directors approved, based on the recommendation of the Compensation Committee, the drafting of amendments to the employment agreements of Messrs. Braun and Rein and a new employment agreement for Dr. Kania, who was recently appointed as President of the Company. These agreements will provide for the payment of severance in the event that (i) the executive's employment with Veeco is terminated by Veeco for any reason other than "for cause" (defined as specified serious misconduct), or (ii) the executive resigns for "good reason" (defined as any one of: an involuntary downgrading of the executive's responsibilities by Veeco, an involuntary relocation of executive's office to a location more than 50 miles from its then-current location, non-fulfillment by Veeco of certain contractual commitments to the executive and, in Mr. Braun's case only, a failure to elect Mr. Braun as a member of Veeco's Board of Directors). In such case, the executive will be entitled to severance equal to 36 months of base salary, in the case of Mr. Braun, or 24 months of base salary, in the case of Dr. Kania and Mr. Rein, as well as a pro-rated bonus for the year in which the termination occurred. In addition, the agreements will provide that the Company will continue to provide certain health care benefits to Mr. Braun for a period of five years following termination of his employment and will provide a payment to Dr. Kania and Mr. Rein equal to 1.33 times the estimated cost to continue healthcare coverage under COBRA for 18 months following such termination. In addition, upon any such termination, the vesting of any options to purchase stock of Veeco which options were granted after the date of the employment agreement and which are held by the executive at the time of such termination will be accelerated and the executive will have 36 months, in the case of Mr. Braun, or 24 months, in the case of Dr. Kania and Mr. Rein (or, in each case, to the end of the original term of the options, if earlier) to exercise such options. The severance specified above would also be payable in the event that an executive's employment with Veeco is terminated on account of death or disability. These agreements will also include non-compete and non-solicitation provisions applicable to the executives during the employment period and during the period of any severance payment thereunder. As a condition to the payment of the severance described above, the executive will be required to execute a release of claims against the Company.

        Veeco is party to an agreement with Walter J. Scherr, a Director of Veeco, pursuant to which he is employed as a consultant to Veeco with respect to acquisitions and new business opportunities, as well as certain other matters. Mr. Scherr received $100,000 for his services in such advisory capacity in 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

        The Compensation Committee of the Board of Directors (the "Compensation Committee") is comprised of three outside, non-employee directors. The Compensation Committee reviews and approves all of Veeco's executive compensation programs. The compensation program is based on the following principles:

  a.
  Executive officers' compensation should be tied to annual performance goals that maximize stockholder value.

  b.
  Veeco emphasizes variable incentive compensation in order to ensure continuously improving corporate performance and to align the interests of executive officers with those of the stockholders.

  c.
  Compensation must be competitive in order to attract, motivate and retain the management talent needed to achieve Veeco's business objectives.

        In determining competitive levels, the committee reviews information of comparable companies from both independent survey data and public company filings.

Components of Compensation

        Veeco's executive compensation program consists of three principal elements:

  a.
  Base Salary—Base salaries have been set within salary ranges based on compensation reports published by Radford Associates for comparable size and type companies. Individual salary increases are based on an officer's contribution to Veeco and the relationship of current pay to the current value of the job. For six months during 2002, the Company reduced the salaries of senior management in amounts ranging from 5% to 15%.

  b.
  Annual Incentive Awards—Annual incentive awards are based on performance against objectives in the calendar year and are ordinarily payable in the first quarter of the succeeding year. Such objectives may include operating performance relative to plan and prior year as well as the achievement of other objectives. Incentive awards for executive officers are a percentage of base salary. The percentage can range up to 120% of base salary for the chief executive officer and up to 100% of base salary for the other executive officers for achievement of business objectives. In 2002, the incentive awards were based on operating income criteria and the achievement of management objectives. For 2002, no annual incentive award was made to the Chief Executive Officer or Chief Financial Officer.

  c.
  Stock Option Grants—Stock option grants are awarded to motivate and retain employees and to enhance Stockholder value. The committee believes that stock options encourage employees to relate their long-term economic interests to those of other Stockholders. Stock options are granted at fair market value on the date of grant and vest over three years. The options have a term of seven years from the date of grant.

Chief Executive Officer's Compensation

        The compensation of Veeco's Chief Executive Officer, Edward H. Braun, is determined by the Compensation Committee in accordance with the policies described above relating to all executive officers' compensation. In particular, the Compensation Committee established Mr. Braun's base salary after an evaluation of his personal performance and the committee's objective to have his base salary be comparable to salaries being paid to similarly situated chief executive officers.

Policy on Deductibility of Compensation

        Section 162(m) of the Code limits Veeco's tax deduction to $1,000,000 per year for compensation paid to each of the Named Officers, unless certain requirements are met. The Compensation Committee believes it unlikely in the short term that such limitation will affect Veeco. The Compensation Committee's present intention is to structure executive compensation so that it will be fully deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and the Stockholders but which may result in Veeco paying certain items of compensation that may not be fully deductible.

Submitted by the Compensation Committee:

Richard A. D'Amore
Paul R. Low
Roger D. McDaniel (Chairman)

March 31, 2003

Compensation Committee Interlocks and Insider Participation

        Veeco's Compensation Committee is comprised of Messrs. D'Amore, Low and McDaniel. During 2002, none of Veeco's executive officers served on the board of directors of any entity whose directors or officers serve on Veeco's Compensation Committee. No current or past executive officers of Veeco serve on our Compensation Committee.

AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

        The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held seven meetings during 2002.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Joel A. Elftmann
Heinz K. Fridrich
Douglas A. Kingsley
Irwin H. Pfister (Chairman)

March 21, 2003

PERFORMANCE GRAPH

Cumulative Total Return Of
Veeco, Soxx Index, Peer Group And S&P Smallcap 600 Index

Year	Veeco	Philadelphia Semiconductor Index (SOXX)	Peer Group Index	S&P Smallcap 600 Index
1997	100.00	100.00	100.00	100.00
1998	241.48	154.46	65.30	98.07
1999	212.78	275.35	148.10	110.94
2000	182.39	201.51	119.34	124.03
2001	163.86	186.13	153.23	132.14
2002	52.55	98.28	80.80	112.85

Information is presented assuming $100 invested on December 31, 1996 and reinvestment of dividends, if any. The Peer Group Index consists of the following companies: ADE Corporation, ASM International N.V., Axcelis Technologies, FEI Company, FSI International Inc., Mattson Technology Inc., Rudolph Technologies, Semitool Inc., Therma-Wave Inc., Trikon Technologies Inc., Varian Semiconductor and Zygo Corp.

PROPOSAL 2
AMENDMENT OF VEECO INSTRUMENTS INC.
FIRST AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

        On June 15, 1995, Veeco's stockholders approved the ESP Plan under which 250,000 shares of Veeco common stock were reserved for issuance to Veeco employees. On October 24, 2002, Veeco's Board approved certain amendments to the ESP Plan, subject to the approval of Veeco's stockholders.

        Veeco's Board deems it to be in the bests interests of the Company to amend the ESP Plan. The amendment will increase the number of shares issuable under the existing plan by 500,000 shares to a total number of 750,000 shares of Veeco common stock. The plan currently provides for the issuance of an aggregate of 250,000 shares, of which 138 shares remain available for issuance. Veeco's Board believes that increasing the number of shares that may be purchased under the ESP Plan is necessary to permit broad participation by employees in the ESP Plan. In the judgment of Veeco's Board, having too few shares eligible for issuance under the ESP Plan would reduce the number of purchases that could be made under the plan and would therefore reduce the extent to which employees could participate in the ESP Plan.

Description of Employee Stock Purchase Plan

        The following is a summary of the ESP Plan as in effect on the date hereof as well as the amendment currently proposed. This summary of the existing ESP Plan is qualified in its entirety by reference to the complete text of the plan as previously filed by Veeco as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2000. A copy of the proposed amendment is attached as Exhibit A to this proxy statement.

        Purpose and Eligibility.    The ESP Plan is intended to provide an incentive to eligible employees of Veeco and any direct or indirect subsidiary of Veeco to have a greater interest in Veeco's growth by providing them with the opportunity to purchase Veeco common stock at favorable prices by means of payroll deductions. Each employee of Veeco or an affiliate of Veeco whose customary employment is expected to be at least 20 hours per week and more than five months per year, other than an employee who owns beneficially (or holds options to purchase) five percent or more of Veeco's total combined voting power or value of all classes of stock, will be eligible to participate in the ESP Plan. The approximate number of persons eligible to participate is 950.

        Administration.    The ESP Plan shall be administered by the Compensation Committee of the Veeco Board of Directors. The Compensation Committee shall consist of at least three directors appointed by the Veeco Board. All members of the Compensation Committee shall be "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code and shall not be eligible to participate in the ESP Plan. Subject to the express provisions of the plan, the Compensation Committee shall have authority to interpret the terms and provisions of the ESP Plan, to adopt, amend and repeal such rules, regulations, agreements and instruments for implementing and administering the plan as it deems necessary or advisable and to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the ESP Plan. The Compensation Committee may also delegate its administrative duties to such other persons as it deems appropriate in administering the plan. All decisions made by the Compensation Committee shall be binding and conclusive on all persons who have an interest under the ESP Plan.

        Deferral of Compensation.    Each person electing to participate in the ESP Plan must file a payroll deduction authorization with the administrator of the plan named by the committee, or his or her delegate, which indicates the amount to be deducted from the participant's paychecks. This deduction must be between 1% and 10% of the participant's base pay or such other percentage as may be established by the administrator of the ESP Plan.

        Offering and Purchase of Stock.    Offering periods to purchase Veeco common stock will begin on January 1 and end on December 31 of each calendar year. In the case of an employee who is eligible to participate in the ESP Plan after November 30 and before the following June 1, the initial offering period for such participant will be the six-month period beginning on the following July 1 and ending December 31.

        During an offering period, the purchase price of the Veeco common stock shall be the lesser of:

  •
  85% of the fair market value on the first business day of the offering period; and

  •
  85% of the fair market value on the last business day of the offering period.

        Unless a participant elects to withdraw prior to the close of an offering period, a participant's election to purchase stock shall be deemed to be exercised automatically on the last day of the offering period.

        The number of shares of Veeco common stock purchased by a participant upon exercise shall be equal to (i) the amount credited to a participant's account as of the close of the offering period divided by (ii) the purchase price per share of Veeco common stock. No participant shall be permitted to purchase stock with an aggregate fair market value in excess of $25,000 for any given offering period.

        Reduction and Discontinuation of Payroll Deductions.    A participant may elect to reduce his or her level of payroll deductions during an offering period at any time prior to November 30. A participant may make only one such election during an offering period, absent specific approval by the administrator of the plan. A participant may elect to discontinue his or her payroll deductions during an offering period at any time prior to November 30. A participant who elects to discontinue payroll deductions for an offering period may not again resume payroll deductions for that offering period.

        Withdrawal.    A participant may withdraw from an offering at any time prior to November 30. A participant who withdraws from an offering may not again participate in that offering, but a participant's withdrawal will not have any effect upon such participant's eligibility to participate in any succeeding offering. Upon withdrawal from the ESP Plan, the balance in the participant's stock purchase account will be returned to the participant.

        In the event that a participant's employment is terminated for any reason other than death prior to the close of an offering, the participant will be considered to have withdrawn from the offering. In the event that a participant's employment is terminated because of such participant's death prior to the close of an offering, such participant's beneficiary shall have the right to elect to:

  •
  Withdraw from the offering and receive payment of the amount credited to such participant's account under the plan; or

  •
  Continue to participate in the offering and purchase shares with the amount credited to such participant's account as of the date of the death.

        Adjustment.    If the number of shares of Veeco common stock outstanding is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Veeco or of another corporation by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, combination of shares, or dividend payable in shares of Veeco common stock, the number of shares for which offerings may be made under the ESP Plan shall be increased or decreased proportionately, as the case may be, and the committee shall make the appropriate adjustment in the number and kind and price of shares subject to offerings then outstanding and unexercised.

        Amendment and Termination.    Veeco's Board of Directors or the Compensation Committee may amend, modify or terminate the ESP Plan; provided, however, that the Veeco Board of Directors or the Compensation Committee may not, without stockholder approval:

  •
  Increase the total amount of Veeco common stock that may be offered under the ESP Plan;

  •
  Withdraw the administration of the ESP Plan from the Compensation Committee; or

  •
  Permit any person, while a member of the Compensation Committee, to be eligible to participate in the ESP Plan.

        Federal Income Tax Consequences.    The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the ESP Plan. This summary is not intended to be complete and, among other things, does not describe state, local or foreign income tax, federal employment tax or other tax consequences. Participants in the ESP Plan are urged to consult their own tax advisors with respect to the consequences of their participation in the ESP Plan.

        The ESP Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code. The plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. No income will be taxable to a participant until the shares purchased under the plan are sold or otherwise disposed. If the shares are sold or otherwise disposed of more than two years from the applicable offering date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of:

  •
  The excess of the fair market value of the shares at the time of this sale or disposition over the purchase price; or

  •
  An amount equal to 15% of the fair market value of the shares as of the date of grant; any additional gain or loss should be treated as long-term capital gain or loss.

        If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price; any additional gain or loss on a sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. There are special rules for recognizing income that apply in the case of death. Veeco is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above. In all other cases, no deduction is allowed to Veeco.

        Plan Benefits.    Because the number of shares of Veeco common stock to be granted in the future under the ESP Plan is contingent upon the number of employees who elect to participate in the plan, it is not possible to determine the benefits or the amounts received under the plan by Veeco's officers and employees.

        A majority of the votes cast on Proposal 2 at the Meeting (including votes cast by proxy) must vote "FOR" the proposed amendment to the ESP Plan in order for the proposal to be approved.

        The Board of Directors recommends a vote FOR approval of the proposed amendment to the ESP Plan.

Stock Issuances

        The table below shows, as to each executive officer named in the Summary Compensation Table and the various indicated groups, the following information with respect to ESP Plan transactions effected with respect to the year ended December 31, 2002: (i) the number of shares of common stock purchased under the ESP Plan with respect to that period and (ii) the purchase price paid per share of common stock in connection with the purchases.

Name	Number of Shares	Purchase Price
Edward H. Braun	—	—
Don R. Kania	—	—
John P. Kiernan	—	—
Emmanuel N. Lakios	547	$9.96
John F. Rein, Jr.	722	9.96
Robert J. Valentine, Jr.	—	—
Executive Officer Group (6 persons)	1,269	9.96
Non-Employee Director Group (7 persons)	—	—
Non-Executive Officer Employee Group	76,748	9.96

PROPOSAL 3
AMENDMENT OF VEECO INSTRUMENTS INC.
2000 STOCK OPTION PLAN

        The Board of Directors has determined that it would be in the best interests of Veeco to amend the 2000 Plan in order to authorize the grant of an additional 630,000 stock options thereunder. As of March 11, 2003, options to purchase an aggregate of 5,799,346 Shares (with a weighted average exercise price per share and term to expiration of $30.50 and 5.6 years, respectively) were outstanding under the Company's stock option plans or option plans of CVC, Inc. and Applied Epi, Inc. which were assumed by the Company in connection with acquisitions of those entities. As of March 11, 2003, 1,023,901 options remained available for future grant under the Company's stock option plans. The Board of Directors believes that an increase in the number of options available for grant is necessary in order to provide Veeco with an effective incentive to attract and retain key employees.

Veeco Instruments Inc. 2000 Stock Option Plan

        The following is a summary of the 2000 Plan as in effect on the date hereof. The 2000 Plan was originally adopted by the Compensation Committee on April 3, 2000 and was approved by the shareholders of the Company on May 12, 2000. Amendments to the 2000 Plan were approved by the shareholders of the Company on May 11, 2001 and May 10, 2002.

        Purpose.    The purpose of the 2000 Plan is to provide a means through which the Company and its affiliates may attract capable persons to enter and remain in the employ of the Company and affiliates and to provide a means whereby employees, directors and consultants of the Company and its affiliates can acquire and maintain Common Stock ownership, thereby strengthening their commitment to the welfare of the Company and affiliates and promoting an identity of interest between stockholders and these employees. The number of persons expected to participate is approximately 600.

        Administration.    The 2000 Plan will be administered by the Compensation Committee. It is intended, but not required, that the directors appointed to serve on the Compensation Committee shall be "Non-Employee Directors" (within the meaning of Rule 16b-3 under the Exchange Act) and "Outside Directors" within the meaning of Section 162(m) of the Code, to the extent Rule 16b-3 and 162(m) are applicable; however, the fact that a Compensation Committee member shall fail to qualify under the foregoing requirements shall not invalidate any award which is otherwise validly made under the 2000 Plan. The members of the Compensation Committee may be changed at any time and from time to time in the discretion of the Board of Directors of the Company. Subject to the terms of the 2000 Plan, and except with respect to automatic grants to Non-Employee Directors, as discussed below, the Compensation Committee shall have authority to grant options, to determine the number of Shares for which each option shall be granted and the option price or prices and to determine any conditions pertaining to the exercise or to the vesting of each option. The Compensation Committee shall have full power to construe and interpret the 2000 Plan and any agreement executed pursuant to the 2000 Plan, to establish and amend rules for its administration and to establish in its discretion terms and conditions applicable to the exercise of options. The determination of the Compensation Committee on all matters relating to the 2000 Plan or any agreement executed pursuant to the 2000 Plan shall be conclusive.

        Eligibility.    Any officer, employee, director or consultant of the Company or any of its subsidiaries or affiliates shall be eligible to be designated a participant under the 2000 Plan. The Compensation Committee has the sole and complete authority to determine the participants to whom options shall be granted under the 2000 Plan.

        Number of Shares Authorized.    A maximum of 4,400,000 Shares have been authorized for granting awards under the 2000 Plan. In no event may the aggregate number of Shares with respect to which options are granted under the 2000 Plan to any individual exceed 300,000 in any one calendar year. As described more fully in the 2000 Plan, if an option expires or terminates for any reason during the term of the 2000 Plan and prior to the exercise in full of such option, the number of Shares previously subject to but not delivered under such option shall be available to be awarded thereafter.

        In addition, if the Compensation Committee determines that certain corporate transactions or events (as described in the 2000 Plan), such as a stock split, affect the Shares such that an adjustment is determined by the Compensation Committee in its discretion to be consistent with such event and necessary or equitable to carry out the purposes of the 2000 Plan, the 2000 Plan provides the Compensation Committee the discretion to appropriately adjust (a) the maximum number of Shares and the classes or series of such Common Stock which may be delivered pursuant to the 2000 Plan, (b) the number of Shares and the classes or series of Common Stock subject to outstanding options, (c) the option price per share of all Common Stock subject to outstanding options, and (d) any other provisions of the 2000 Plan, provided, however, that (i) any adjustments made in accordance with clauses (b) and (c) shall make any such outstanding option as nearly as practicable, equivalent to such option immediately prior to such change and (ii) no such adjustment shall give any optionee any additional benefits under any outstanding option.

        Terms and Conditions of Awards.    Under the 2000 Plan, the Compensation Committee may grant awards of options that are either nonqualified stock options ("NSOs") or incentive stock options ("ISOs"). In addition, automatic grants of NSOs shall be made to Non-Employee Directors, as discussed below.

        An option granted under the 2000 Plan provides a participant with the right to purchase, within a specified period of time, a stated number of Shares at the price specified in the option. Options granted under the 2000 Plan will be subject to such terms, including exercise price and the conditions and timing of exercise, not inconsistent with the 2000 Plan, as may be determined by the Compensation Committee and specified in the applicable award agreement or thereafter. The maximum term of an option granted under the 2000 Plan shall be seven years from the date of grant.

        The price per share of Common Stock paid by the participant with respect to any NSO or ISO shall not be less than 100 percent of the fair market value (as defined in the 2000 Plan) of one share on the date the option is granted. Payment in respect of the exercise of an option may be made in cash or by check, except that the Compensation Committee may, in its discretion, allow such payment to be made by surrender of unrestricted Shares (at their fair market value on the date of exercise) which have been held by the optionee for at least six months or have been purchased on the open market, or by a combination of the foregoing. In addition, if and to the extent provided for in the option agreement, payment may be deemed satisfied through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the stock option and to deliver promptly to the Company an amount equal to the aggregate exercise price.

        Automatic Grants to Non-Employee Directors.    Upon initial election to office and thereafter annually on the date of the Company's annual meeting of stockholders (provided that such date is at least 6 months following initial election to office), each Director who is not then an employee of the Company shall receive NSOs to purchase 7,000 Shares (Options granted to directors pursuant to this paragraph may be referred to as "Director Options"). Subject to the provisions of the Plan, each such Director Option shall have a term of seven years, shall be fully vested and exercisable as of the date of grant and shall have an exercise price equal to 100% of the fair market value of one Share on the date of grant.

  Transferability

        Subject to the following paragraph, each option, and each right under any option may be exercised, during the participant's lifetime, only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative, and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of the 2000 Plan.

        Notwithstanding the foregoing, the Compensation Committee may provide that options granted under the 2000 Plan may be transferred by the participant to whom such option was granted without consideration to certain Permitted Transferees (as defined in the 2000 Plan), pursuant to the terms of the 2000 Plan and subject to such rules as the Compensation Committee may adopt to preserve the purposes of the 2000 Plan.

        Change of Control.    Upon a Change of Control of the Company (as defined in the 2000 Plan), all options shall become immediately exercisable, provided, however, that no such vesting shall occur if provision has been made in writing in connection with such transaction for (a) the continuation of the 2000 Plan and/or assumption of such Options by a successor corporation (or a parent or subsidiary thereof) or (b) the substitution for such Options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kinds of shares and exercise prices. In addition, in the event of a Change of Control, the Compensation Committee may, in its discretion and upon at least ten days prior notice to the optionholders, cancel all outstanding options and pay the holders thereof the value of such options in a form and an amount equal to what they would have received or been entitled to receive had they exercised all such options immediately prior to such Change of Control.

        Amendment.    The Board may amend, alter, suspend, discontinue, or terminate the 2000 Plan or any portion thereof at any time; provided, that no such action may be taken without shareholder approval if such approval is necessary to comply with any regulatory requirement, provided, further, thatno such action may lower the exercise price of a previously granted award or cancel and regrant an option with the effect of repricing an option without shareholder approval, and, provided, further, that no such action that would impair any rights under any previous award shall be effective without the consent of the person to whom such award was made. In addition, the Board or the Compensation Committee is authorized to amend the terms of any award granted under the 2000 Plan provided that the amendment would not impair the rights of any participant without his consent.

  Federal Income Tax Consequences.

        The following summary of the federal income tax consequences of the grant and exercise of NSOs and ISOs awarded under the 2000 Plan and the disposition of Shares purchased pursuant to the exercise of such options is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. For these reasons, participants are urged to consult their own tax advisors with respect to the consequences of their participation in the 2000 Plan.

  NSOs

        No income will be realized by an optionee upon grant of an NSO. Upon exercise of an NSO (or the exercise of an ISO by the participant more than three months after the termination of his employment or 12 months in the case of the participant's total disability), the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread will generally be deductible by the Company for federal income tax purposes. The optionee's tax basis in the underlying Shares acquired by exercise of an NSO will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the Shares received by the optionee upon exercise of the NSO, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for Shares acquired pursuant to the exercise of an NSO will begin on the date of exercise of such Option.

        If a participant is permitted to use previously owned unrestricted Shares to pay all or part of the exercise price of a NSO, the transaction will not be considered to be a taxable disposition of the previously owned Shares, and the participant's tax basis and holding period of the previously owned Shares will be carried over to the equivalent number of Shares of received on exercise. The participant's tax basis for the additional Shares received upon exercise will be the fair market value of the Shares on the date of exercise (but not less than the amount of cash or cash equivalent used in payment), and the holding period for such additional Shares will begin on the day after the date of exercise.

  ISOs

        ISO holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options if the ISO is exercised by the participant while employed by the Company or within three months after the termination of his employment (12 months in the case of the participant's total disability). However, the spread at exercise will be an "item of tax preference" which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs. If the optionee does not dispose of the Shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the Shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the Option. If, within two years following the date of grant or within one year following the date of exercise, the holder of Shares acquired through the exercise of an ISO disposes of such Shares, the optionee will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by the Company for federal income tax purposes.

        If a participant is permitted to use previously owned unrestricted Shares to pay all or a portion of the exercise price of an ISO, the transaction will be considered a taxable disposition of the previously owned Shares if such Shares were acquired on the exercise of an ISO (or is otherwise statutory stock option stock) and the applicable holding period requirements for those Shares was not satisfied at the time that they were used to pay the exercise price of the ISO. In that case, there is an "anti-pyramiding" rule that provides that such use will be a disqualifying disposition of the previously owned Shares at the time that they are used to pay the exercise price of an ISO. If the anti-pyramiding rule does not apply, (a) the participant's tax basis in the previously owned Shares and the holding period of such Shares will be carried over to the equivalent number of Shares received upon the exercise and (b) the additional Shares received will have a tax basis of zero and a holding period beginning on the date of the transfer of the Shares.

  Code Section 162(m)

        In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any employee during a specified period, the exercise price is not less than the fair market value of the common stock at the time of grant, and the plan under which the options are granted is approved by stockholders and is administered by a committee comprised of outside directors. The 2000 Plan is intended to satisfy these requirements with respect to grants of options to covered employees.

        The full text of a proposed resolution to amend the 2000 Plan as described in this Proposal 3 is attached as Exhibit B hereto.

  New Plan Benefits

        The table below sets forth the Stock Options granted under the 2000 Plan, as amended, to the Named Officers and groups indicated during 2002 and the value of such Stock Options (of which, only those granted to outside Directors are currently exercisable).

Name	Dollar Value(1)	Number of Stock Options
Edward H. Braun	$0	200,000
Don R. Kania	0	70,000
John P. Kiernan	0	25,000
Emmanuel N. Lakios	0	70,000
John F. Rein, Jr.	0	70,000
Robert J. Valentine, Jr.	0	70,000
Executive Officer Group (6 persons)	0	505,000
Non-Employee Director Group (7 persons)(2)	0	49,000
Non-Executive Officer Employee Group	$19,625	1,103,550

(1)
Represents the value of "in-the-money" options, or the excess, if any, of the closing price of the Common Stock on December 31, 2002, as reported by NASDAQ ($11.56), over the exercise price ($9.87—$38.10) of such Stock Options.

(2)
Represents grants of 7,000 options to each Non-Employee Director.

        A majority of the votes cast on Proposal 3 at the Meeting (including votes cast by proxy) must vote "FOR" the proposed amendment to the 2000 Plan in order for the proposal to be approved.

        The Board of Directors recommends a vote FOR approval of the proposed amendment to the 2000 Plan.

PROPOSAL 4
APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

        Our stockholders are being asked to approve a Stock Option Exchange Program under which employees will be offered a one-time opportunity to exchange certain outstanding stock options for a lesser number of new options, to be granted at least six months and one day from the cancellation of the surrendered options. Under this Proposal, Veeco would be authorized, but not obligated, to implement a Stock Option Exchange Program during the next year, as further described below.

        This Proposal was adopted by the Board of Directors in April 2003, subject to approval by the stockholders at the annual meeting.

Purpose

        Stock options are a critical component of employee compensation. They encourage our employees to act as owners, which helps to align their interests with those of stockholders. We grant stock options to motivate and reward our employees for profitable growth and to encourage them to continue their employment with us. We believe that stock options provide incentives to employees to promote increased stockholder value and are a major factor in our ability to attract and retain key personnel responsible for the continued development and growth of the Company's business.

        Recent adverse economic conditions have had a negative effect on the technology industry. As a result, the trading price of the Company's common stock has recently declined, following the overall market.

        One consequence of this decrease in our stock price is that many options currently held by employees were granted at an exercise price considerably higher than the current trading price of our Common Stock. This difference between the exercise price and the trading price has rendered these options without value, unless our stock price returns to its previous levels. While we are optimistic about our future, in light of the recent general economic slowdown, especially its effects on the high technology sector, it is unknown when investor perceptions regarding the financial condition and prospects for our industry will improve. Accordingly, our stock price may not return to its previous levels in the near term.

        The fact that a substantial amount of stock options is significantly "underwater" and may continue to be so for the near term may negatively impact such options serving as a meaningful and positive part of our compensation and retention programs.

        We believe that the Stock Option Exchange Program is critical to provide positive motivation to, and to avoid the potential loss of, our employees, many of whom hold options with an exercise price significantly higher than the current trading price of our Common Stock. With a reduced likelihood of achieving prior expectations from these "underwater" stock options, such employees may have an incentive to seek alternative employment with our competitors and other technology companies with low current trading prices and secure stock options at these other companies at an attractively low exercise price. The loss of these employees would have a detrimental effect on our business and financial results.

        The Stock Option Exchange Program provides us with a fresh start to motivate and reward our employees for their role in achieving operational and financial goals and increasing stockholder value. By realigning the exercise prices of previously granted stock options more closely with the current market price of our Common Stock, the Stock Option Exchange Program increases our employees' opportunity to realize value from their stock options and provides incentives for employees to create stockholder value. By undertaking an exchange of old options for a lesser number of new options, we can avoid the potential additional dilution to our stockholders and the resulting potential decrease in earnings per share that could result from simply granting additional options to employees at the current market price of our common stock.

        We have structured the program to strike a balance between stockholder interests and those of our employees.

  •
  Employees participating in the program will receive new options for a lesser number of shares than they surrender. The exchange ratios of surrendered options to replacement options, which will be determined at the time the program is implemented, will vary depending on the exercise price and remaining term of the surrendered options. For example, based on the closing price of Veeco Common Stock on the Nasdaq National Market on March 11, 2003, the exchange ratio would range from 1.30 to 1, to 1.60 to 1. In any event, the exchange ratio will not be lower than 1.15 to 1. This approach is designed to limit any dilution in your ownership and reduce the overhang represented by our outstanding options.

  •
  Our directors, our top five most highly compensated executive officers, former employees and non-employee option holders will not be eligible to participate in the program.

        Options which have been issued under the following plans (collectively, the "Option Plans") would be eligible for the exchange program:

  Veeco Instruments Inc. 1992 Employees' Stock Option Plan,
  Veeco Instruments Inc. 2000 Stock Option Plan,
  Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees,
  CVC, Inc. 1997 Stock Option Plan,
  Applied Epi, Inc. 1993 Stock Option Plan, and
  Applied Epi, Inc. 2000 Stock Plan.

        Stockholder approval of the Stock Option Exchange Program will authorize, but not obligate, the Compensation Committee to take all actions necessary, desirable, or appropriate to implement the Stock Option Exchange Program. The Committee's authority will include the right to execute appropriate amendments to each of the Option Plans to incorporate the terms of the Stock Option Exchange Program and to extend the term of any of the Option Plans to the extent necessary to permit Veeco to reissue new options thereunder. With the exception of Veeco's current option plans (the Veeco Instruments Inc. 2000 Stock Option Plan and the Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees), no options will be granted under the Option Plans other than pursuant to the Stock Option Exchange Program.

        We will not implement the Stock Option Exchange Program unless it is approved by our stockholders. This Proposal only contemplates a one-time exchange of options; any additional such exchanges undertaken by us would require prior stockholder approval.

Background

        Our general policy has been to grant options to employees at the time of their initial employment, to make annual grants of options to employees and/or to make additional grants of options from time to time in connection with an employee's promotion or to provide an incentive for, and to reward, extraordinary performance. At the time an option is awarded, we specify the number of shares of Common Stock that can be purchased upon exercise of the option and the price per share which the employee must pay in order to exercise the option. We do not grant stock options with an exercise price less than the current trading price of our Common Stock.

        Options Outstanding.    As of March 11, 2003, options to purchase an aggregate of 5,799,346 shares of our common stock were outstanding under our option plans, with exercise prices ranging from $0.27 to $97.88. A breakdown of all of our outstanding options (including those held by directors and executive officers, which options would not be eligible for the Stock Option Exchange Program) as of March 11, 2003 is as follows:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Averaged Remaining Life
Under $20.00	500,496	$7.81	6.6 years
$20.00 to $29.99	2,514,153	$24.14	6.0 years
$30.00 to $39.99	1,426,726	$33.97	5.4 years
$40.00 and above	1,357,971	$46.99	4.6 years

Total	5,799,346	$30.50	5.6 years

        Options Eligible for Exchange.    The minimum exercise price of options eligible for the exchange would be determined by the Compensation Committee at the time of the exchange offer but would, in any event, not be lower than the greater of: (a) $20 and (b) 150% of the then-current fair market value of the Company's Common Stock. On March 11, 2003, the closing sale price of our Common Stock on the Nasdaq National Market was $14.64 per share. Assuming a minimum exercise price of $30.00 per share, approximately 1,857,837 would have been eligible for exchange under the Stock Option Exchange Program as of March 11, 2003. The exercise prices for these options are indicated in the following table:

Exercise Price	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Averaged Remaining Life
$30.00 to $39.99	950,726	$34.06	5.5 years
$40.00 and above	907,111	$47.74	4.6 years

Total	1,857,837	$40.74	5.1 years

        The new options will be granted from the same plan under which the surrendered options were originally granted. The terms and conditions of the new options will generally be identical to the surrendered options they replace except for the exercise price and an additional six month vesting period following the replacement grant, as described below. All new options granted under the Stock Option Exchange Program will be NSOs for U.S. federal income tax purposes, regardless of whether the options tendered for exchange are Incentive Stock Options. The shares of Common Stock for which the new options will be exercisable have been registered with the Securities and Exchange Commission ("SEC").

Description of Stock Option Exchange Program

  Grant of New Options

        If the Stock Option Exchange Program is implemented, our eligible employees would be permitted to make a one-time election to cancel certain of their existing stock options and to receive a lesser number of new options with an exercise price equal to the market price of the Common Stock as of the grant date of the new option. Currently, we anticipate that the Stock Option Exchange Program, if implemented, would commence in November 2003. In any event, the program would commence prior to the date of our annual meeting of stockholders in 2004. To participate in the program, an employee must cancel all of the options in a single grant. The new options will be issued on a date that is at least six months and one day after the cancellation of the old options.

  Eligibility

        If implemented, the Stock Option Exchange Program will be open to all of our U.S. employees who hold options. It is our intention to offer the program to employees in our international offices where it is feasible and practical to do so under local regulations. The Stock Option Exchange Program will not be available to our Board of Directors, the top five most highly compensated executive officers, former employees or any non-employee option holders. An employee who tenders his or her options for exchange must also have been continuously employed with Veeco and be an eligible employee on the date of the new grant in order to receive the new options. If an optionee is no longer a Veeco employee for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange program commences, that optionee cannot participate in the program. If an optionee is no longer an Veeco employee for any reason on the date that the new grants are made, even if he or she had elected to participate and had tendered his or her options for exchange, that individual would not receive a new grant and the tendered options would be forfeited. Options that are not vested at termination of employment cannot be exercised and will be forfeited. Voting in favor of this proposal at the Annual Meeting does not constitute an election to participate in the Stock Option Exchange Program.

  Exchange Ratio

        The exchange ratio for the Stock Option Exchange Program (i.e., how many current options an employee must surrender in order to receive one new option) will be determined by an independent third party consultant retained by Veeco. In determining the appropriate exchange ratio, the consultant will utilize an option valuation model to calculate the value of each option both before and after the exchange. This option valuation model will take into account various factors, including the current fair market value of our Common Stock, the average exercise price and remaining life of the options to be exchanged, prevailing interest rates and the historical volatility of our stock price. The current values of the options before and after the exchange will then be used to determine an appropriate exchange ratio. This approach is value neutral to our stockholders. In other words, it is intended to limit the dilution in ownership that normally results when all options are exchanged on a one-for-one basis.

        Since the actual exchange ratio will not be set until the Stock Option Exchange Program is implemented and will depend on the then current fair market value of our Common Stock, we cannot presently determine the specific exchange ratios for the program.

        On March 11, 2003, the closing sale price of our Common Stock on the Nasdaq National Market was $14.64 per share. The following table shows the hypothetical exchange ratios that would have been used in the Stock Option Exchange Program if the exchange ratios had been determined as of March 11, 2003 (assuming a minimum exercise price for options eligible for the exchange of $30.00):

Exercise Price	Options Surrendered	New Options
$30.00 to $39.99	1.30	1
$40.00 and above	1.60	1

        The following table shows the hypothetical exchange ratios that would have been used in the Stock Option Exchange Program if the fair market value of our common stock had been $20.00 per share on March 11, 2003 and the exchange ratio was determined as of that date (assuming a minimum exercise price for options eligible for the exchange of $30.00)

Exercise Price	Options Surrendered	New Options
$30.00 to $39.99	1.15	1
$40.00 and above	1.40	1

  Exercise Price of New Options

        All new options will be granted with an exercise price equal to the fair market value of our Common Stock on the date of the new grant, which will be a date that is at least six months and one day from the surrender date.

  Vesting of New Options

        The new options granted in the exchange may not be exercised until the date that is six months following the replacement grant, at which point they will immediately vest to the same extent that the options they replace would have been vested on that date had they not been surrendered, subject to continuous employment with the Company.

  Term of New Options

        The term of the new options will be the term remaining on the surrendered options, except in certain countries outside of the United States as determined by the Company.

  Other Terms and Conditions of New Options

        All of the other terms and conditions of the new options will generally be identical to the surrendered options they replace.

  Implementation of the Stock Option Exchange Program

        Our Board of Directors authorized the Stock Option Exchange Program in April 2003, subject to approval of the stockholders. If stockholders approve the Stock Option Exchange Program, Veeco will be authorized, but not obligated, to implement a Stock Option Exchange Program on a one-time basis during the period commencing on October 1, 2003 and terminating on the date of the 2004 annual meeting of stockholders. If Veeco elects to implement the Stock Option Exchange Program, eligible employees will be offered the opportunity to participate in the Stock Option Exchange Program under an Offer of Exchange to be filed with the SEC and distributed to all eligible employees. Employees will be given a short election period in which to accept the offer of the new options in exchange for the surrender of all their existing options. For those employees who choose to participate in the Stock Option Exchange Program, the options which they elect to surrender will be cancelled on the last day of this election period. The new options will be granted to a participating employee on a date that is at least six months and one day after the cancellation of the existing options, subject to continued employment with the Company.

  Potential Modification to Terms to Comply with Governmental Requirements

        The terms of the option exchange program will be described in a Tender Offer Statement on Schedule TO that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to modify the terms to comply with SEC comments. In addition, it is currently our intention to make the program available to our employees who are located outside of the United States, where permitted by local law and where it is practical to do so. It is possible that we may need to make modifications to the terms offered to employees in foreign countries to comply with the requirements of those countries.

  Accounting Treatment

        We have structured the program to comply with Financial Standards Accounting Board guidelines so that Veeco will receive the same accounting treatment for the new options as it does for its current options. In other words, the program has been designed so that we will not be subject to variable accounting compensation charges against our earnings. If these guidelines change prior to implementation of the program, we will modify our program as necessary to ensure the same treatment.

  U.S. Federal Income Tax Consequence

        The exchange should be treated as a non-taxable exchange and no income for U.S. federal income tax purposes should be recognized by the employees or the Company upon the grant of the new options.

Benefits to Employees and Officers of the Program

        Because the decision whether to participate in the stock option exchange program is completely voluntary, we are not able to predict who will participate or how may options any particular group of employees will elect to exchange. Also, as previously stated, our top five most highly compensated executive officers are not eligible to participate in the program.

Effect on Stockholders

        We are not able to predict the impact the program will have on your rights as a stockholder because we are unable to predict how many option holders will exchange their options or what the future market price of our stock will be. The program was designed to avoid the dilution in ownership that normally results when all options are exchanged on a one-for-one basis. There is a risk that employees will not see the option exchange program as a sufficient incentive to motivate and retain them as employees. Also, if the price of our stock rises after the new options are granted, then option holders will be more likely to exercise the new options than the current options and the exercises are likely to occur earlier. As additional shares of our Common Stock are issued upon option exercises, existing stockholders will be proportionately diluted.

Stockholder Approval

        A majority of the votes cast on Proposal 4 at the Meeting (including votes cast by proxy) must vote "FOR" the proposed Stock Option Exchange Program in order for the proposal to be approved.

        The Board of Directors recommends a vote FOR the approval of the Stock Option Exchange Program.

PROPOSAL 5
RATIFICATION OF THE APPOINTMENT OF
ERNST & YOUNG LLP AS AUDITORS

        Based on the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP, independent certified public accountants, to examine the financial statements of Veeco for the year ending December 31, 2003. Ernst & Young LLP has been employed as independent auditors of Veeco since 1990. Fees for the last two years were as follows:

	Year Ended December 31,
	2002	2001
Audit fees	$618,300	$483,000
Audit-related fees	1,004,094	262,438
Tax fees	264,835	73,835

Total	$1,887,229	$819,273

        Audit-related services primarily include fees for due diligence related to mergers and acquisitions, accounting consultations in connection with acquisitions, assistance with a private placement offering and employee benefit plan audits. Tax services provided to the Company include fees for tax planning and advice related to mergers and acquisitions, as well as international tax issues. The Company did not engage Ernst & Young LLP to perform any work related to financial information systems design or implementation services during 2002 or 2001.

        Representatives of Ernst & Young LLP will be present at the Meeting and may make a statement if they so desire. They also will be available to respond to appropriate questions.

        Stockholders are asked to ratify the action of the Board of Directors in making this appointment. If this appointment is not ratified by the Stockholders, the selection of other independent auditors will be considered by the Board of Directors.

        A majority of the votes cast on Proposal 5 at the Meeting (including votes cast by proxy) must vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003 in order for the proposal to be approved.

        The Audit Committee and the Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Veeco's officers and directors, and persons who own more than 10% of Veeco's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.

        SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file there forms, we believe that during 2002, all Section 16(a) filing requirements were satisfied on a timely basis.

OTHER MATTERS

Other Business

        The Board of Directors knows of no other matters to come before the Meeting. Should any other business properly come before the Meeting, the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

Deadline for Receipt of Shareholder Proposals

        Requirements for Shareholder Proposals to be Brought Before an Annual Meeting.    For shareholder proposals to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice therefor in writing to the Secretary of the Company. To be timely for the Company's 2004 Annual Meeting of Shareholders, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company no later than February 15, 2004. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of Common Stock beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

        Requirements for Shareholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company's 2004 Annual Meeting of Shareholders must be received by the Company no later than December 13, 2003 in order to be considered for inclusion in the Company's proxy materials for that meeting.

Solicitation of Proxies

        The cost of preparing and mailing this Proxy Statement and the accompanying proxy, and the cost of solicitation of proxies on behalf of the Board of Directors, will be borne by Veeco. Veeco has retained Georgeson Shareholder Communications Inc. ("GSC") to solicit proxies. GSC may contact Stockholders by mail, telephone, telex, telegraph and personal interviews. GSC will receive from Veeco a fee of $7,500 for such services, plus reimbursement of out-of-pocket expenses, and Veeco has agreed to indemnify GSC against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws. Some personal solicitation also may be made by directors, officers and employees without special compensation, other than reimbursement for expenses.

No Incorporation by Reference

        In Veeco's filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the performance graph of this proxy statement, the "Audit Committee Report" and the "Compensation Committee Report" specifically are not incorporated by reference into any other filings with the SEC.

        This proxy statement is sent to you as part of the proxy materials for the 2003 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of Veeco's common stock.

EXHIBIT A

AMENDMENT NO. 1 TO
VEECO INSTRUMENTS INC.
FIRST AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN

        Effective on January 1, 2003, Section 3.02(a) of the Veeco Instruments Inc. First Amended and Restated Employee Stock Purchase Plan, effective October 26, 2000 (the "Plan"), be, and hereby is, amended to read, in its entirety, as follows:

  3.02    Number of Shares Subject to Plan

  (a)
  The total number of shares of Stock available for Offerings under the Plan shall be 750,000 shares, subject to adjustment as set forth in paragraph (b) below. Such Stock may be authorized and unissued shares, treasury shares, or shares previously issued and reacquired by the Company. Any shares for which an Offering to purchase expires or is terminated or canceled may again be made subject to Offerings under the Plan.

*    *    *    *    *

EXHIBIT B

RESOLUTION APPROVING AMENDMENT TO
VEECO INSTRUMENTS INC. 2000 STOCK OPTION PLAN

        RESOLVED, that the Veeco Instruments Inc. 2000 Stock Option Plan, as amended (the "2000 Plan"), be amended to increase the number of shares of common stock, par value $0.01 per share, covered thereby from 4,400,000 shares to 5,030,000 shares and, therefore, Section 5(a) of the 2000 Plan be amended to read as follows:

  5.    Grant of Awards; Shares Subject to the Plan

          The Committee may, from time to time, grant Options to one or more Eligible Persons; provided, however, that:

    (a)
    Subject to Section 9, the aggregate number of shares of Stock in respect of which Options may be granted under the Plan shall not exceed 5,030,000;

*    *    *    *    *

VEECO INSTRUMENTS INC.
100 Sunnyside Boulevard
Woodbury, NY 11797

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Edward H. Braun and John F. Rein, Jr. or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. (the "Company") to be held on May 9, 2003 at 9:30 a.m. (New York City time) at the Corporate Center, 395 North Service Road, Lower Auditorium, Melville, New York and at all adjournments or postponements thereof, all shares of common stock of the Company which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

        The shares represented hereby will be voted in accordance with the choices specified by the stockholder in writing on the reverse side. IF NOT OTHERWISE SPECIFIED BY THE STOCKHOLDER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ON THE REVERSE SIDE AND FOR THE OTHER MATTERS DESCRIBED ON THE REVERSE SIDE.

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS OF
VEECO INSTRUMENTS INC.
TO BE HELD ON
MAY 9, 2003

Please detach and mail in the envelope provided.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

PROPOSAL 1. Election of three Class III Directors
NOMINEES:	Edward H. Braun	☐	WITHHOLD	FOR ALL
Richard A. D'Amore	☐	AUTHORITY	EXCEPT
Douglas A. Kingsley	☐	FOR ALL	FOR ALL	(See
NOMINEES	NOMINEES	instructions)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "For All Except" and fill in the circle next to each nominee you wish to withhold, as shown here: ☒	☐	☐	☐
FOR	AGAINST	ABSTAIN
PROPOSAL 2. Approval of an amendment to the Veeco Instruments Inc. First Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐
PROPOSAL 3. Approval of an amendment to the Veeco Instruments Inc. 2000 Stock Option Plan.	☐	☐	☐
PROPOSAL 4. Approval of a one-time exchange of options for a lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options.	☐	☐	☐
PROPOSAL 5. Ratification of the appointment of Ernst & Young LLP as auditors of the Company for the fiscal year ending December 31, 2003.	☐	☐	☐
Transaction of such other business as may properly come before the Meeting or any adjournment thereof.

To change the address on your account, please check the box below and indicate your new address in the space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐	New address:

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

VEECO INSTRUMENTS INC. 100 Sunnyside Boulevard Woodbury, NY 11797
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held on May 9, 2003
VEECO INSTRUMENTS INC. 100 Sunnyside Boulevard Woodbury, NY 11797
PROXY STATEMENT
SECURITY OWNERSHIP
PROPOSAL 1 ELECTION OF DIRECTORS
MANAGEMENT
COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year Individual Grants
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH Cumulative Total Return Of Veeco, Soxx Index, Peer Group And S&P Smallcap 600 Index
PROPOSAL 2 AMENDMENT OF VEECO INSTRUMENTS INC. FIRST AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3 AMENDMENT OF VEECO INSTRUMENTS INC. 2000 STOCK OPTION PLAN
AMENDMENT NO. 1 TO VEECO INSTRUMENTS INC. FIRST AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
RESOLUTION APPROVING AMENDMENT TO VEECO INSTRUMENTS INC. 2000 STOCK OPTION PLAN
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2003